Exhibit 99.1

KULR Completes Capital Raise to Drive Growth and Expansion Initiatives

•	$8 million capital raise supports growth strategies and fulfilling projects yet to be announced
•	Financing is expected to advance KULR’s up listing process to a national securities exchange
•	Management expects to report strong Q4 2020 revenue

SAN DIEGO / GLOBE NEWSWIRE / January 6, 2021 / KULR Technology Group, Inc. (OTCQB: KULR) (the "Company" or "KULR"), a leading developer of next-generation thermal management technologies, announces the completion of an $8 million registered direct offering. The Company expects to use the funding to execute its growth initiatives and to fulfill projects yet to be announced. The offering proceeds are expected to help satisfy certain financial criteria for its up listing application to a national securities exchange but no assurances can be made that any application will be approved.

“This financing reflects steady confidence by institutional investors in our technology and long-term direction,” said Michael Mo, CEO of KULR. “We have allocated the net proceeds to expand KULR’s product portfolio, pursue commercial growth opportunities, and repay short-term debt obligations. More importantly, with increased shareholder equity and float, we expect the financing will help advance our up-listing objective, applications for which are currently underway. If approved, up listing could increase awareness of KULR in the investment community, broaden our base of institutional investors, and provide KULR shareholders with increased liquidity.”

Based on an initial review of its performance, KULR anticipates reporting strong Q4 2020 revenues. KULR’s preliminary unaudited estimated revenue for the fourth quarter 2020 is expected to be in the range of $200,000 to $250,000, compared to fourth quarter 2019 revenue of $52,954. Full year 2020 revenue is expected to be in the range of $620,000 to $670,000, compared to $830,938 in full year 2019.

“Our fourth-quarter results are better than expected,” said Simon Westbrook, CFO of KULR. “With this performance some green shoots are emerging that could fuel optimism that the tailwinds of battery safety and electric mobility are starting to converge, with KULR well positioned at the nexus.”

The financial data presented for the fourth quarter of 2020 should be considered preliminary and could be subject to change, as these preliminary results are based on management's initial analysis of operations and are subject to further internal review and the audit of the Company's independent auditor. KULR’s actual revenue could potentially change as the company completes its financial closing process and annual audit.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions, and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure and electric vehicle (EV) manufacturers to make their products cooler, lighter and safer for consumers. For more information, please visit www.KULRtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management's best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRtechnology.com

Investor Relations:

KULR Technology Group, Inc.

Main: (888) 367-5559

IR@KULRtechnology.com